Exhibit 10.5

ADVANCED DRAINAGE SYSTEMS, INC.

Non-Qualified Stock Option Agreement

This Non-Qualified Stock Option Agreement is entered into as of             , between Advanced Drainage Systems, Inc., a Delaware corporation (the “Company”), and             , an individual (the “Optionee”).

§1. Grant of Option. Pursuant to the Advanced Drainage Systems, Inc. 2013 Stock Option Plan (the “Plan”) and authorization by the Board of Directors of the Company (the “Board”), the Company hereby grants to the Optionee an option (the “Option”) to purchase a total of              shares (the “Option Shares”) of the $.01 par value Common Stock of the Company (“Stock”), at the price and on the other terms and conditions hereinafter set forth.

§2. Option Price. The Option shall be exercisable at a price of $         per share.

§3. Exercise Period. Subject to the terms and conditions hereinafter set forth and except as provided in §§10, 11, 12(a) and 13 of this agreement, the Option shall be exercisable as follows:

(a) The Optionee shall be entitled to purchase up to one-third of the Option Shares if the Optionee remains continuously in the employ of the Company, or any subsidiary thereof, for one year from the date hereof.

(b) The Optionee shall be entitled to purchase up to two-thirds of the Option Shares if the Optionee remains continuously in the employ of the Company, or any subsidiary thereof, for two years from the date hereof.

(c) The Optionee shall be entitled to purchase all of the Option Shares if the Optionee remains continuously in the employ of the Company, or any subsidiary thereof, for three years from the date hereof.

The Optionee’s right to purchase the Option Shares shall continue through, and may not be exercised after,              (the “Expiration Date”).

§4. Exercise of Option. The Option shall be exercised by delivery to the Company of a written statement in form and substance satisfactory to the Board (the “Exercise Form”).

§5. Execution of Executive Responsibility Agreement. The grant of the Option pursuant to §1 of this agreement shall be contingent upon the execution by the Optionee of an Executive Responsibility Agreement with the Company in form and substance satisfactory to the President of the Company, if such an Executive Responsibility Agreement has not already been executed.

§6. [Intentionally Omitted].

§7. Payment of Option Price. At the time of exercise of the Option, the Optionee shall pay the entire option price for the Option Shares being purchased (a) in cash or by check, (b) in

Stock or (c) in any combination of cash, check and Stock. The Board, in its sole discretion, shall establish the value of any Stock that is used in payment of the option price. Upon receipt of the entire option price for the Stock being purchased and compliance by the Optionee with any other applicable requirements hereunder, the Company shall forthwith cause certificates for such Stock to be delivered to the Optionee.

§8. Compliance with Securities Laws. In all cases, the exercise of the Option (in whole or in part) and the issuance of Stock pursuant thereto shall be contingent upon the prior registration or exemption therefrom of such Stock under the Securities Act of 1933 and such state laws as may be applicable, or a determination by counsel for the Company that the issuance of such Stock will be a transaction exempt from such registration.

§9. Non-transferability and Termination of Option Privileges. Except as otherwise provided in §10, the Option shall not be transferable or assignable and, during the Optionee’s lifetime, shall be exercisable solely by the Optionee. Further, except as otherwise provided in §§10, 11 and 12, the Option shall cease and terminate upon termination of the Optionee’s employment with the Company and its subsidiaries for any reason.

§10. Death of Optionee. If the Optionee shall die while in the employ of the Company or any of its subsidiaries, the provisions of §§3(a), 3(b) and 3(c) shall have no force and effect and the Option may be exercised with respect to all of the Option Shares during the one-year period commencing on the date of the Optionee’s death by the Optionee’s personal representative or by any person who acquires the Option by bequest or inheritance as a result of the Optionee’s death; provided, however, that no exercise may take place after the Expiration Date.

§11. Disability of Optionee. If the Optionee shall become permanently and totally disabled within the meaning of §22(e)(3) of the Internal Revenue Code of 1986, as amended, while in the employ of the Company or any of its subsidiaries, the provisions of
§§3(a), 3(b) and 3(c) shall have no force and effect and the Option may be exercised by the Optionee with respect to all of the Option Shares during the one-year period commencing on the date of such permanent and total disability; provided, however, that no exercise may take place after the Expiration Date.

§12. Other Termination of Employment.

(a) Unless expressly provided otherwise in a written agreement between the Optionee and the Company (or any subsidiary thereof), the Optionee’s employment with the Company or any subsidiary thereof is and at all times has been at will. Nothing in this agreement is intended to and no action taken pursuant to this agreement will change the at-will nature of the employment relationship.

(b) If the Optionee’s employment with the Company or any subsidiary thereof is terminated by the Company for Cause, the Option shall be deemed to have terminated as of the day before the date on which the Company notifies the Optionee of the Optionee’s termination. The term “Cause” shall mean:

(i) the Optionee has committed a deliberate and premeditated act against the interests of the Company, including, without limitation, an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business; or

(ii) the Optionee has been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

(iii) the Optionee has failed to perform or neglected the material duties incident to the Optionee’s employment with the Company on a regular basis, and such failure or neglect shall have continued for a period of twenty (20) days after written notice is given to the Optionee specifying such failure or neglect in reasonable detail; or

(iv) the Optionee has been chronically absent from work (excluding vacations, illnesses, disability or leaves of absence approved by the Board); or

(v) the Optionee has refused, after explicit written notice, to obey any lawful resolution of or direction by the Board which is consistent with the duties incident to the Optionee’s employment with the Company, and such refusal shall have continued for a period of twenty (20) days after written notice is given to the Optionee; or

(vi) the Optionee has materially breached any of the terms contained in any written employment agreement, executive responsibility agreement, non-competition agreement, confidentiality agreement or similar type of agreement to which the Optionee is a party; or

(vii) the Optionee has engaged in (A) the unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or (B) habitual drunkenness.

Any voluntary termination of employment by the Optionee in anticipation of an involuntary termination of the Optionee’s employment for Cause shall be deemed to be a termination for Cause. In the event that the Optionee is party to a written employment agreement with the Company or any of its subsidiaries and such employment agreement contains a definition of “Cause”, the definition of “Cause” set forth above shall be deemed replaced and superseded, with respect to the Optionee, by the definition of “Cause” used in such employment agreement.

(c) If the Optionee shall cease to be employed by the Company and its subsidiaries for any reason other than Cause, death or permanent and total disability within the meaning of §22(e)(3) of the Internal Revenue Code of 1986, as amended, the Option may be exercised by the Optionee, to the extent permitted by §§3(a), 3(b) and 3(c), during the three-month period commencing on the date on which the Optionee’s employment terminates; provided, however, that no exercise may take place after the Expiration Date.

§13. Other Events. If the Optionee remains continuously in the employment of the Company, or any subsidiary thereof, the provisions of §§3(a), 3(b) and 3(c) shall have no force and effect and the Option may be exercised by the Optionee with respect to all of the Option Shares commencing at the time of a Change in Control (as defined in the Plan); provided, however, that no exercise may take place after the Expiration Date.

§14. Adjustment for Stock Dividend or Stock Split. In the event that a dividend is hereafter paid on outstanding shares of Stock in shares of Stock, or in the event that the number of outstanding shares of Stock is hereafter increased as a result of a stock split, and the Option is then unexercised (in whole or in part), the number of Option Shares shall thereupon be increased to include the number of shares of Stock which would have been distributed with respect to the shares of Stock subject to the unexercised portion of the Option if such shares of Stock had been outstanding at the time of the dividend or stock split, and the option price per share shall be adjusted to reflect such increased number of Option Shares.

§15. Adjustment for Reorganization or Merger. In the event that outstanding shares of Stock are hereafter changed into or exchanged for a different number or kind of shares of stock or securities of the Company or of another corporation or corporations, whether as a result of a reorganization, recapitalization, reclassification, merger, consolidation or otherwise, and the Option is then unexercised (in whole or in part), the Option and the option price shall thereupon be adjusted to apply to the number and kind of shares of stock or securities which would have been received for the shares of Stock subject to the unexercised portion of the Option if such shares of Stock had been outstanding at the time of such reorganization, recapitalization, reclassification, merger, consolidation or other event.

§16. Additional Adjustments. In the event that there is any change in the corporate structure or outstanding shares of Stock or any other transaction for which an adjustment is not provided by §§14 or 15 of this agreement, and the Option is then unexercised (in whole or in part), the Board may, in its sole discretion, require an adjustment in the number or kind of shares of stock or securities subject to the Option or the option price and such adjustment shall be binding and effective for all purposes hereof.

§17. Elimination of Fractional Shares. Any addition or adjustment provided for in §§14, 15 or 16 of this agreement may be limited to the extent necessary to prevent fractions of shares from becoming available under the Option.

§18. Optionee Bound by Plan. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all applicable provisions thereof. If any of the terms and provisions of this agreement are inconsistent or in conflict with the terms and provisions of the Plan, the Plan shall supersede and prevail over such inconsistent provisions hereof.

§19. No Obligation. There is no obligation on the Optionee to exercise any option.

§20. Withholding. This Option is intended to be a non-statutory stock option. To the extent (if any) that this Option, when exercised, is treated as a non-statutory stock option and not as an incentive stock option within the meaning of §422 of the Internal Revenue Code, the Optionee agrees that the Optionee shall make such arrangements as are satisfactory to the Company for withholding of federal, state, and local income and employment taxes associated with such exercise. The Company agrees that, at the Optionee’s request, the Company shall permit the Optionee to satisfy such withholding requirements through the Company’s withholding from the Optionee of that number of shares of Stock otherwise deliverable upon the exercise of this Option equal in value to the aggregate amount of withholding that the Optionee wishes to satisfy through the Company’s retention of shares of Stock subject to the following:

After the Company’s adoption of ASU 2016-09, Compensation – Stock Compensation (Topic 718) dated March 2016, the Company may permit or require such individual to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares of Stock that would otherwise be received by such individual or to repurchase shares of Stock that were issued to such individual up to the lesser of the maximum statutory tax rate in the employees’ applicable jurisdiction, or a lesser amount if required by applicable laws and regulations pursuant to such rules as the Board may establish from time to time.

Prior to the Company’s adoption of ASU 2016-09, Compensation – Stock Compensation (Topic 718) dated March 2016, the Company may permit or require such individual to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares of Stock that would otherwise be received by such individual or to repurchase shares of Stock that were issued to such individual to satisfy the minimum statutory withholding rates, for any applicable tax withholding purposes, in accordance with all applicable laws and regulations pursuant to such rules as the Board may establish from time to time.

The Company shall also have the right to deduct from all cash payments made to the Optionee (whether or not such payment is made in connection with an Option) any applicable taxes (at minimum statutory withholding rates) required to be withheld with respect to such payments.

§21. Headings. The headings of the sections of this agreement are inserted for convenience only and shall not be deemed to be part hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed multiple counterparts of this agreement, each of which shall be deemed to be an original, as of the date first set forth above.

Optionee:	ADVANCED DRAINAGE SYSTEMS, INC.

By:
Name:
Title: